Exhibit 10.3

KITE PHARMA, INC.

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

ADOPTED: JUNE 6, 2014

Each member of the Board of Directors (the “Board”) of Kite Pharma, Inc. (the “Company”) who is a non-employee director of the Company (each such member, a “Non-Employee Director”) will receive the compensation described in this Non-Employee Director Compensation Policy (the “Director Compensation Policy”) for his or her Board service following the closing of the initial public offering of the Company’s common stock (the “IPO”).

The Director Compensation Policy will be effective upon the execution of the underwriting agreement in connection with the IPO (the date of such execution being referred to as the “IPO Date”). The Director Compensation Policy may be amended at any time in the sole discretion of the Board or the Compensation Committee of the Board.

A Non-Employee Director may decline all or any portion of his or her compensation by giving notice to the Company prior to the date cash is to be paid or equity awards are to be granted, as the case may be.

Annual Cash Compensation

Commencing at the beginning of the first calendar quarter following the IPO Date, each Non-Employee Director will receive the cash compensation set forth below for service on the Board. The annual cash compensation amounts will be payable in equal quarterly installments, in arrears following the end of each quarter in which the service occurred, pro-rated for any partial months of service. All annual cash fees are vested upon payment.

1.	Annual Board Service Retainer:

a.	All Eligible Directors: $35,000

2.	Annual Committee Member Service Retainer:

a.	Member of the Audit Committee: $7,500

b.	Member of the Compensation Committee: $5,000

c.	Member of the Nominating and Corporate Governance Committee: $3,000

3.	Annual Committee Chair Service Retainer (in lieu of Committee Member Service Retainer):

a.	Chairman of the Audit Committee: $15,000

b.	Chairman of the Compensation Committee: $10,000

c.	Chairman of the Nominating and Corporate Governance Committee: $7,000

Equity Compensation

Equity awards will be granted under the Company’s 2014 Equity Incentive Plan (the “Plan”). All stock options granted under this policy will be Nonqualified Stock Options (as defined in the Plan), with a term of ten years from the date of grant and an exercise price per share equal to 100% of the Fair Market Value (as defined in the Plan) of the underlying common stock of the Company on the date of grant.

(a) Automatic Option Grants.

(i) Initial Grant for New Directors. Without any further action of the Board, each person who, after the IPO Date, is elected or appointed for the first time to be a Non-Employee Director will automatically, upon the date of his or her initial election or appointment to be a Non-Employee Director (or, if such date is not a market trading day, the first market trading day thereafter), be granted a Nonqualified Stock Option to purchase a number of shares of common stock representing 0.06% of then-Fully Diluted Shares as of the date of grant (the “Initial Grant”). Each Initial Grant will vest in a series of 24 successive equal monthly installments over the two-year period measured from the date of grant.

(ii) Annual Grant. Without any further action of the Board, at the close of business on the date of each Annual Meeting following the IPO, each person who is then a Non-Employee Director will automatically be granted a Nonstatutory Stock Option to purchase a number of shares of common stock representing 0.03% of then-Fully Diluted Shares as of the date of grant (the “Annual Grant”). Each Annual Grant will vest in a series of 12 successive equal monthly installments over the one-year period measured from the date of grant.

(b) Calculation of Fully Diluted Shares. The Company will calculate “Fully Diluted Shares,” for purposes of determining the number of shares subject to each automatic option grant above, based on the Company’s outstanding stock on the determination date, plus the number of shares that would be issuable upon the exercise and conversion of all exercisable and convertible securities, and plus all shares reserved and available for issuance under all of the Company’s then-existing equity plans.

(c) Vesting; Change of Control. All vesting is subject to the Non-Employee Director’s “Continuous Service” (as defined in the Plan) on each applicable vesting date. Notwithstanding the foregoing vesting schedules, for each Non-Employee Director who remains in Continuous Service with the Company until immediately prior to the closing of a “Change of Control” (as defined in the Plan), the shares subject to his or her then-outstanding equity awards that were granted pursuant to this policy will become fully vested immediately prior to the closing of such Change of Control.

(d) Remaining Terms. The remaining terms and conditions of each stock option, including transferability, will be as set forth in the Company’s standard Option Agreement, in the form adopted from time to time by the Board.

Expenses

The Company will reimburse Non-Employee Director for ordinary, necessary and reasonable out-of-pocket travel expenses to cover in-person attendance at and participation in Board and committee meetings; provided, that the Non-Employee Director timely submit to the Company appropriate documentation substantiating such expenses in accordance with the Company’s travel and expense policy, as in effect from time to time.